Samaritan’s Last-Ditch Salvage Therapy SP-01A Fighting “HIV Drug Resistance”, Issued US Patent

-Phase II Clinical Trials Prove Potent Activity for SP-01A as Salvage Therapy to Treat Ever Increasing “HIV Drug Resistance”

-Patent Covers,

1.	“Composition” of Anti-HIV Drugs and Anti-Cortisol Compounds and

2.	“Method” for Decreasing the Side Effects of Anti-HIV Drugs in Humans

LAS VEGAS—(BUSINESS WIRE)— Samaritan Pharmaceuticals (OTCBB:SPHC) (http://www.samaritanpharma.com), a biopharmaceutical company, committed to commercializing new innovative therapeutic drugs, announces its proprietary HIV drug, SP-01A, is awarded US patent No: US 7,354,906 B2, entitled “Composition of Anti-HIV drugs and Anti-Cortisol compounds and Methods for Decreasing the Side Effects of Anti-HIV drugs in Humans” by the Director of the United States Patent and Trademark Office.

The invention, based in part, on the discovery that the use of the composition of SP-01A in combination with an anti-HIV drug reduces the side effects associated with anti-HIV drugs. The invention also relates to SP-01A as a method of treating the high cortisol catabolic effects of diseases, such as HIV/AIDS and Cushing’s like symptoms.

Salvage HIV therapy is a last-ditch effort to help AIDS patients whose prognosis is often poor because they are no longer responding to drug therapies and all other options have failed.

Some World Health Organization HIV Drug Resistance facts,

•	No antiretroviral drug is resistance-proof.

•	When HIV replication is not fully suppressed, drug resistance results.

•	This situation is frequently linked to non-compliance of ARV therapy.

•	Resistant viruses can spread and affect ARV therapy.

Dr. Janet Greeson, CEO of Samaritan Pharmaceuticals stated, “We are entirely pleased and feel validated as this is the original patent application the company was founded on and the initiator of our vision to bring affordable life-saving treatments to suffering patients.”

About Samaritan Pharmaceuticals

“Transforming Today’s Science Into Tomorrow’s Cures...”

Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company committed to bringing innovative life-saving drugs to suffering patients. For more information, please visit Samaritan’s website: http://www.samaritanpharma.com. Please register so we can notify you of upcoming conference calls, news, and events.

Disclaimer
The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K filed April 14, 2008. The company undertakes no duty to update forward-looking statements.
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